Exhibit 10.9
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made on or as of May 1, 2006 between AMERICA’S CAR-MART, INC., an Arkansas corporation (the "Company") and EDDIE HIGHT (the "Associate").
W I T N E S S E T H:
WHEREAS, the Associate is a Senior Executive Officer of the Company, and the Company desires to continue the employment of the Associate, and the Associate desires to provide his services to the Company upon the terms and conditions hereinafter set forth;
WHEREAS, the Company periodically sells its finance receivables to Colonial Auto Finance, Inc., an Arkansas corporation ("Colonial") and services those loans on Colonial’s behalf (collectively, the Company and Colonial are referred to herein as "Car-Mart"); and
WHEREAS, America’s Car-Mart, Inc., a Texas corporation (the "Parent Company") owns 100% of the outstanding common stock of the Company;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.    Employment. The Company hereby continues the employment of the Associate as a Senior Executive Officer of the Company, and the Associate accepts such employment. During the term of employment under this Agreement (the "Employment Term"), the Associate shall perform such duties as shall reasonably be required of a Senior Executive Officer of the Company. The Associate further agrees to perform, without additional compensation, such other work for the Company and for any subsidiary or affiliate of the Company in which the Company has an interest, including, without limitation, Colonial and the Parent Company, as the Board of Directors of the Company or the Parent Company shall from time to time reasonably specify. It is expressly agreed and understood between the Company and the Associate that the term of this Agreement is in no way dependent upon the Associate’s holding or being elected to any office of the Company. The Associate may be deemed an employee of, and paid by the Company, Colonial, or the Parent Company, as reasonably determined by the Company.
2.    Performance. The Associate agrees to devote his entire business efforts to the performance of his duties hereunder, provided, however, that the Associate may engage in personal investment activities not involving the Company so long as they do not interfere with the performance of his duties hereunder.
3     Term. Unless otherwise terminated in accordance with Sections 10, 11, 12 or 13, the Employment Term shall be for a term ending April 30, 2009. This Agreement shall be automatically renewed for successive additional Employment Terms of one (1) year each unless notice of termination is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the initial Employment Term or any renewal Employment Term.
4.    Compensation.
(a)    The basic annual salary of the Associate for his employment services hereunder shall be $170,000 or such higher annual salary, if any, as shall be approved by the Board of Directors of the Parent Company from time to time (the "Base Salary"), which shall be payable in accordance with the Company’s payroll policy. Nothing contained herein shall affect or in any way limit the Associate’s rights as an Associate of the Company to participate in any Company 401(k) profit sharing plan or medical and life insurance programs offered by the Company to its employees, all of which shall be available to the Associate to the same extent as if this Agreement had not existed, and compensation received by the Associate hereunder shall be in addition to the foregoing.
(b)    In addition to the Base Salary and fringe benefits described above, the Associate shall be eligible to earn a bonus (the "Bonus") each fiscal quarter during the term hereof beginning with the fiscal quarter starting May 1, 2006 and ending July 31, 2009. The Bonus shall be equal to one-half percent (½%) of the Parent Company’s Net Income during such period.

"Parent Company’s Net Income" shall be defined as the consolidated net income of the Parent Company and its subsidiaries, calculated in accordance with generally accepted accounting principles ("GAAP") in the United States of America as determined by the Company and reviewed, or attested to, by the Company’s independent certified public accountants. Provided, however, Parent Company’s Net Income shall not include any gain or loss which may occur as a result of the sale of all or substantially all of (i) the assets of Car-Mart, or (ii) the capital stock of the Company and/or Colonial, to a party unrelated to the Company, Colonial or the Parent Company. The Bonus shall be paid each fiscal quarter, within fifteen (15) days of the Parent Company’s filing of the related Form 10Q or 10K for such fiscal quarter, based upon the Parent Company’s Net Income for that fiscal quarter. Any Parent Company net loss in one fiscal quarter shall be carried forward to the next fiscal quarter to reduce any net income in the subsequent fiscal quarter or quarters until such net loss is fully absorbed. Any Bonus shall be deemed to be earned by the Associate if the Associate was an employee of the Company as of the last day of the fiscal quarter in question. At the Associate’s option, up to one hundred percent (100%) of the Bonus, net of applicable taxes, may be paid in shares of the Parent Company’s common stock (the “Parent Company Stock”). All of such shares of the Parent Company Stock shall vest immediately upon issuance.
(c)    The Parent Company will grant to the Associate, pursuant to the Parent Company’s 2005 Restricted Stock Plan (the “Restricted Stock Plan”) 10,000 shares Restricted Stock, which shares of Restricted Stock shall vest in equal proportions each year during the term of this Agreement, as more fully set forth in the Restricted Stock Agreement dated of even date herewith by and between the Associate and the Parent Company. All terms used in this Section 4(c) shall have the definitions set forth in the Restricted Stock Plan or the Restricted Stock Agreement, as the case may be.
5.    Expense Account and Vacations. Matters relating to expense accounts for the Associate, vacations and the like shall be mutually agreed upon from time to time. However, the Company agrees to reimburse the Associate for all expenses reasonably incurred by him on behalf of the Company in accordance with the prevailing practice and policy of the Company. In addition, the Associate shall be entitled to that number of days of paid vacation and paid sick leave as is consistent with the prevailing practice and policy of the Company for other employees in the same or similar position as that held by the Associate hereunder.
6.    Agreement Not to Compete. As an inducement for the Company to enter into this Agreement, the Associate agrees that for so long as he is employed by the Company, and for a period of one (1) year thereafter, he will not, within the States of Arkansas, Texas, Oklahoma, Kentucky, Indiana, Missouri, Kansas, Tennessee, Mississippi, and Alabama, directly or indirectly, in any capacity, render his services, engage or have a financial interest in any business which is competitive with any of those business activities in which the Company was engaged during his employment by the Company, including, without limitation, the sale and financing of used vehicles or any business which is substantially similar thereto. However, the Associate may have a financial interest in a competitor of the Company if that interest is in the form of ownership of less than one percent (1%) of the outstanding stock of a company whose securities are listed on a national exchange or quoted on the NASDAQ National Market System. If a court determines the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under the applicable law. For the purposes of this Agreement, the term "Company" refers to the Company and any incorporated or unincorporated subsidiaries or affiliates of the Company.
7.    Covenant Against Solicitation of Employees and Customers. As an inducement for the Company to enter into this Agreement, the Associate covenants and agrees that during the term of his employment, and for a period of one (1) year thereafter, he will not:
(a)    Solicit business from, or accept business of, any of Car-Mart’s customers, either directly or indirectly, except in the furtherance of the Company’s business; nor will he work for, work with, or accept employment with any person or entity that does or attempts to solicit business from, or does or intends to use the Associate’s knowledge and relationship with Car-Mart’s customers to obtain business from Car-Mart’s customers; or
(b)    Directly or indirectly solicit any of Car-Mart’s employees to work for the Associate or any third party.
The term "customers" shall include any and all persons, partnerships, corporations, firms, or other entities (a) that are customers of Car-Mart within the twenty-four (24) month period immediately preceding the Associate’s termination of employment, and (b) any prospective customers that have been solicited by the Associate while employed hereunder.
8.	Secret Processes and Confidential Information.
(a)    The Associate has had and will have possession of or access to confidential information relating to the business of the Company, including, but not limited to, writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer and mailing lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs or other material embodying trade secrets, customer, or product information or technical or business information of the Company. All such confidential information, other than any information which is in the public domain through no act or omission of the Associate or which he is authorized to disclose, is referred to collectively as the "Company Information". The Associate agrees that so long as he is employed by the Company and for an indefinite period thereafter, he shall not (i) use or exploit in any manner the Company Information for himself or any other person, partnership, association, corporation, or other entity other than the Company, (ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company, and (iii) treat Company Information otherwise than in a confidential manner.
(b)    All Company Information developed, created, or maintained by the Associate, alone or with others while employed by the Company or thereafter, shall remain at all times the exclusive property of the Company. The Associate agrees to return to the Company all Company Information, and reproductions thereof, whether prepared by him or others, which are in his possession immediately upon request and, in any event, upon the completion of his employment by the Company.
9.    Remedies. The Associate expressly agrees that the remedy at law for any breach of Sections 6, 7 or 8 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Associate’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy.
10.    Termination Without Compensation.
(a)    The Employment Term will terminate as of the end of the term of this Agreement unless terminated earlier in accordance with this Section 10, Section 11, Section 12, or Section 13.
(b)    The Employment Term may also be terminated by the Company for cause ("Cause") with written notice to the Associate upon the occurrence of any of the following:

(i)    the commission by the Associate of any deliberate and premeditated act involving moral turpitude detrimental to the economic interests of the Company;

(ii)   the conviction of the Associate of a felony;

(iii)          the willful failure or refusal of the Associate to perform his duties hereunder (which failure or refusal persists after written notice from the Company to the Associate complaining of such failure or refusal) or the Associate’s gross negligence of a material nature in connection with the performance of such duties; or

(iv)          the breach by the Associate of any provision of this Agreement which is not cured within thirty (30) days subsequent to written notice from the Company to the Associate of the breach.

(c)    Upon termination of the Employment Term under subsections (a) or (b) above, the parties hereto will be relieved of any further obligations hereunder except for any obligations set forth in Sections 6, 7, or 8.

11.    Termination Without Cause. The Company shall have the right to terminate the Employment Term without Cause at any time. If the termination is effected by the Company in connection with a change in control of the Parent Company as described in Section 14, then the Severance Payment as described in Section 14 shall be applicable. If the termination is effected by the Company other than as described in Section 10 or Section 14, then under such circumstances, the Associate’s Base Salary (but not any Bonus) then in effect hereunder will continue through the Employment Term.
12.    Death of the Associate. If the Associate dies during the Employment Term, (a) the Employment Term shall terminate, and (b) the Company will pay to the Associate’s estate the Associate’s Base Salary (but not any Bonus unless earned prior to the date of death) then in effect through the end of the calendar month in which such death occurs.
13.    Disability of the Associate. If the Associate becomes disabled during the Employment Term, the Company may terminate the Associate’s position as an officer, but this Agreement shall otherwise remain in full force and effect, and the Associate’s Base Salary (but not any Bonus) then in effect will continue through the Employment Term, provided, however, any amounts payable to the Associate under the Company’s disability insurance policy shall be deducted from the amounts payable to the Associate hereunder. For the purposes of this Agreement, the Associate shall be deemed to be disabled when he is deemed to be disabled under the Company’s disability insurance policy or, if the Company does not have a disability insurance policy for the Associate, the Associate shall be deemed disabled if he is unable to perform his services or discharge his duties as an Associate of the Company for ninety (90) or more consecutive days or one hundred twenty (120) days in the aggregate in any twelve (12) month period.
14.    Change in Control of the Parent Company
(a)    In the event of a change in control of the Parent Company, (i) the Associate shall be entitled, for a period beginning on the date of closing (the "Closing Date") and ending one (1)

year after the Closing Date of the transaction effecting such change in control and at his election, to give written notice to the Parent Company of termination of his employment, or (ii) if the Associate’s employment with the Company is terminated without Cause by the Parent Company or the Company, as the case may be, during the period beginning on the Closing Date and ending one (1) year after the Closing Date, the Company shall pay to the Associate a lump sum cash payment (the "Severance Payment"). The Severance Payment shall be equal to one (1) times the lesser of (a) the Associate’s then-current Base Salary (but not any Bonus) or $170,000, whichever is greater, or (b) the "base amount" with respect to the Associate’s compensation, as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (the "Severance Salary") with respect to termination pursuant to Section 14(a)(i) hereof, and 2.99 times the Severance Salary with respect to termination pursuant to Section 14(a)(ii) hereof.
(b)    The Severance Payment shall be paid by the Company not later than five (5) days after the date of termination of employment. Upon the payment to the Associate of the Severance Payment in accordance with this Section 14, the Employment Term shall terminate, and the Associate’s right to compensation pursuant to Section 4 shall terminate as of the date of payment of the Severance Payment.
(c)    In the event of a change in control of the Parent Company, all unvested stock options and restricted stock previously granted by the Parent Company to the Associate shall vest on the Closing Date. If the Associate elects to terminate his employment or if his employment is terminated as set forth in Section 14(a) hereof, and to the extent that the acceleration of the vesting of any of the Associate’s stock options or restricted stock will reduce the Severance Payment payable in accordance with the limitations set forth in Section 280G of the Code, the Associate, at his option, may notify the Parent Company not to accelerate the vesting of all or a portion of the Associate’s stock options or restricted stock. In addition, to the extent any of the

Associate’s vested stock options or restricted stock will reduce the Severance Payment in accordance with the limitation set forth in Section 280G of the Code, the Associate, at his option, may notify the Parent Company of his rescission and nonacceptance of all or a portion of such vested stock options or restricted stock.

(d)    For purposes of this Paragraph 14, “change in control” of the Parent Company shall mean:

(i)    any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition or beneficial ownership (as that term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group or entities acting in concert, of 50.1% or more of the outstanding shares of the Common Stock of the Parent Company; or

(ii)   the replacement of a majority of the members of the Parent Company’s Board of Directors during any twenty-four (24) consecutive month period and whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of such appointment or election; or

(iii)  the sale of all or substantially all of the assets of Car-Mart, including, without limitation, the sale of all of the outstanding capital stock of the Company and Colonial.

(e)    The Severance Payment shall be in addition to any other rights and benefits for which the Associate is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or Associates of the Company.
15.    Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery, or receipt of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

If to the Associate, to Eddie Hight, 14 Sechrest Circle, Rogers, Arkansas 72758;
If to the Company, to America’s Car-Mart, Inc., 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-273-7556.
With a copy to Lisa L. Kelley, 122 South Main Street, Bentonville, Arkansas 72712, Fax # 479-464-5988;
And a copy to America’s Car-Mart, Inc., 251 O’Connor Ridge Blvd., Suite 100, Irving, Texas 75038, Attention: T. J. Falgout, III, Chairman and Chief Executive Officer, Fax #972-717-0973;
And a copy to Jeffrey A. Williams, Chief Financial Officer, 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-464-4234.
Any party hereto may designate a different address by written notice given to the other parties.
16.    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARKANSAS.
17.    Assignability. The Associate may not assign his interest in or delegate his duties under this Agreement. The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company; and in the latter event, such assignment shall not relieve the Company of its obligations hereunder.

18.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
19.    Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto. This Agreement supersedes any and all prior employment agreements or the like between the Company and the Associate (including the Employment Agreement dated May 1, 2003, between the Company and the Associate), all of which are hereby terminated.
20.    Duration. Notwithstanding the termination of the Employment Term and of the Associate’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and, in particular, the Associate shall continue to be bound by the terms of Sections 6, 7 and 8.
21.    Waiver. No waiver by the Company of any breach by the Associate of this Agreement shall be construed to be a waiver as to succeeding breaches.
22.    Enforceability. In the event any portion or portions of this Agreement are declared to be void for illegality, then the remaining portions of this Agreement shall remain valid and binding.
23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on or as of the day and year first above written.

COMPANY:

AMERICA’S CAR-MART, INC., an
Arkansas corporation

By:_______________________________________
T. J. Falgout, III, Chairman and Chief
Executive Officer

ASSOCIATE:

__________________________________________
Eddie Hight